CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2015, with respect to the financial statement of the Elkhorn S&P 500 Capital Expenditures Portfolio, which comprises the Elkhorn ETF Trust, contained in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-201473 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the captions “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information which is part of such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois
April 28, 2015